Exhibit 99

NEWS RELEASE

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

December 4, 2012

HELMERICH & PAYNE, INC. ANNOUNCES SIGNIFICANT DIVIDEND INCREASE

Helmerich & Payne, Inc. (NYSE: HP) announced today that its Board of Directors declared a dividend of $0.15 per share of common stock, which more than doubles the Company’s quarterly dividend for its first quarter of fiscal 2013 ending December 31, 2012.  The dividend is payable on March 1, 2013 to shareholders of record at the close of business on February 15, 2013.

Company Chairman and CEO, Hans Helmerich commented, “We have delivered dividend increases every year for over 40 years and we are pleased to announce a significant increase for fiscal 2013.  Our continuing success allows for the probability of maintaining this strong record and of increasing dividend levels in coming years as well as pursuing future growth opportunities.”

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of December 4, 2012, the Company’s existing fleet included 290 land rigs in the U.S., 29 international land rigs and 9 offshore platform rigs.  In addition, the Company is scheduled to complete another 8 new H&P-designed and operated FlexRigs®* under long-term contracts with customers.  Upon completion of these commitments, the Company’s global land fleet is expected to have a total of 327 land rigs, including 296 FlexRigs.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:

Investor Relations

investor.relations@hpinc.com

(918) 588-5207